CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of our report dated November 9, 1994 appearing on page F-2 of SunAmerica Inc.'s Annual
Report on Form 10-K for the year ended September 30, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page S-2 of such Annual Report on Form 10-K. We also consent to the reference to us under heading "Experts" in such Prospectus.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Los Angeles, California
March 17, 1995